Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports

Improved Fiscal Year and Fourth Quarter 2010 Operating Results

COSTA MESA, Calif., April 1, 2011 (Globenewswire) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the fourth quarter and fiscal year ended December, 31, 2010.

Overview

Fiscal Year 2010. Our operating results improved during 2010, as compared to 2009, highlighted by (i) an increase of $12.3 million, or 45%, in our revenues, comprised of a $11.0 million, or nearly 51%, increase in net interest income, and a $1.2 million, or 23%, increase in noninterest income, and (ii) a reduction of $15.4 million, or 65%, in the provisions made for loan losses in 2010, as compared to 2009, made possible by declines in nonperforming assets and loan write-offs. Additionally, although noninterest expense increased by $3.0 million, or 9%, in 2010, it was more than offset by the increase in revenues, which resulted in an improvement in our efficiency ratio to 92% in 2010 from 122% in 2009.

As a result of these improvements, we were able to reduce our pre-tax loss by in 2010 by $24.6 million, or 83%, to $5.0 million, from a pre-tax loss of $29.6 million in 2009. That improvement, however, was substantially offset by income tax expense of $9.0 million recorded for 2010 that was attributable to a non-cash charge recognized in the second quarter of 2010 to increase a valuation allowance against our deferred tax asset. By contrast, we recorded an income tax benefit of $12.3 million in 2009. As a result, we are reporting a net loss of $14.0 million, or $1.44 per diluted share, in 2010 which, nonetheless, still represents a $3.3 million, or 19%, reduction as compared to the net loss recorded in 2009.

“While we are disappointed by our bottom line results in 2010, we are encouraged by the increase in our revenues and the reductions in nonperforming assets and loan write-offs in 2010. We believe that, if economic conditions improve, we can achieve a return to profitability in 2011”, stated Raymond E. Dellerba, President and Chief Executive Officer of the Company.

Fourth Quarter 2010. Similarly, our operating results for the three months ended December, 31, 2010 showed improvement, due primarily to (i) a $1.7 million, or 26%, increase in net interest income, (ii) a $9 million, or 92%, reduction in the provision we made for loan losses, and (iii) a $497,000, or 53%, increase in noninterest income. Those improvements more than offset a $1.8 million, or 19.0%, increase in noninterest expense that was primarily attributable to an increase in FDIC deposit insurance premiums, an increase in expenses on properties in other real estate owned, and an increase in professional fees incurred primarily in connection with the collection and foreclosures of non-performing loans. As a result, in the fourth quarter of 2010 we reduced the pre-tax loss by 82% to $2.1 million and our net loss by 71% to $2.0 million, from a pre tax loss of $11.5 million and a net loss of $6.8 million in the fourth quarter of 2009.

“We are encouraged by the increase in our net interest income and the improvements in our net interest margin and in our efficiency ratio in the 2010 fourth quarter, and we believe we will be able to build on those improvements in order to achieve sustained profitability once again,” added Mr. Dellerba.

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PMBC Fiscal 2010 Earnings Release

April 1, 2011

“I am also pleased to report that our non-performing assets (“NPAs”) trended downward by $10 million during the quarter ended December, 31, 2010, from the immediately prior quarter ended September 30, 2010, due primarily to the hard work of our special assets division. In addition, net loan charge-offs declined by $3.9 million, or nearly 39%, to $6.0 million in this year’s fourth quarter, from $9.9 million in the same quarter of 2009, and by $8.3 million, or almost 44%, to $10.5 million in 2010 from $18.8 million in 2009,” stated Raymond E. Dellerba. “Additionally, so far in this year’s first quarter we have completed $7.1 million in sales of other real estate owned and we expect to be able, over the next six to twelve months, to sell additional properties which we believe will enable us to significantly reduce other real estate owned and, therefore, our overall NPAs,” continued Mr. Dellerba.

During 2010, we completed our private placement of our Series A 10% Convertible Preferred Stock, which generated gross proceeds to us of $12,655,000 and enabled us to substantially offset the effect that our losses would otherwise have had on our capital position. As a result, at December 31, 2010, the Bank continued to be categorized as a “well-capitalized institution” under federal regulatory capital guidelines.

“We also are continuing our efforts to raise additional capital to be in line with State regulatory requirements. Among other things, we retained a nationally recognized investment banking firm to assist us in those efforts, we have engaged in substantive discussions with a number of institutional investors that have expressed an interest in making a capital investment in the Company and we are in negotiations with some of them on the terms of such a capital investment,” stated Raymond E. Dellerba, President and CEO of Pacific Mercantile Bank and Pacific Mercantile Bancorp.

Results of Operations

Net Interest Income. In 2010, net interest income increased by $11.0 million, or nearly 51%, to $32.8 million from $21.8 million in 2009, due primarily to an $11.8 million, or 39.5%, reduction in interest expense in 2010. The decline in interest expense was primarily attributable to decreases in market rates of interest, which enabled us to reduce the interest we paid on time deposits and resulted in a lowering of the rates at which we paid interest on our borrowings. Also contributing to the decrease in interest expense was a change in the mix of deposits to a higher proportion of lower-cost core deposits and a lower proportion of higher-cost time deposits and a reduction in borrowings from the Federal Home Loan Bank. As a result of the increase in net interest income, our net interest margin improved to 2.92% in 2010 from and 1.90% in 2009.

In the fourth quarter of 2010, due primarily to a $2.5 million, or 40%, reduction in interest expense, net interest income increased 26% to $8.3 million from $6.6 million in the same quarter of 2009. That reduction in interest expense also was primarily attributable to decreases in market rates of interest, which enabled us to reduce the interest we paid on time deposits and resulted in a lowering of the rates at which we paid interest on our borrowings, as well as the change in the mix of deposits to a higher proportion of lower cost core deposits. As a result, our net interest margin improved to 3.07% in the fourth quarter of 2010 from 2.33% in the same quarter of 2009.

Provision for Loan Losses. We were able to reduce the provisions made for loan losses in 2010 by $15.4 million, or 65%, to $8.3 million from $23.7 million in 2009, and in the fourth quarter of 2010 by $9.0 million, or 92%, to $800,000 from $9.8 million in the same quarter of 2009. Those reductions were made possible by decreases in net loan charge-offs of 44% to $10.5 million for the entirety of 2010 from $18.8 million in 2009, and 39% to $6.0 million in the 2010 fourth quarter from $9.9 million in the same quarter of 2009.

“As a result of our collection efforts, during 2010, we collected $3.0 million of loans that had been previously charged-off” stated Nancy A. Gray, Senior Executive Vice President and CFO.

Noninterest income. Noninterest income increased by $1.3 million, or 23%, in 2010, as compared to 2009, due to a $2.8 million, or 308%, increase in mortgage banking revenues, which more than offset a $778,000 decline in gains on sales of securities held for sale and a $161,000 increase in other-than-temporary impairments of securities. In the fourth quarter of 2010, noninterest income increased by $497,000, or 53%, as compared to the same quarter of 2009, due primarily to a $688,000, or 222%, increase in mortgage banking revenues and a $113,000 increase in gains on sales of securities. The increases in mortgage banking revenues were attributable to increases in the volume of conforming single family real estate mortgage loans originated and the volume of such loans sold in the secondary market by our mortgage banking division, which was partly attributable to the fact that the mortgage banking division commenced operations in May 2009 and, therefore, our 2009 operating results include only eight months of its operations as compared to a full year of operations in 2010.

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PMBC Fiscal 2010 Earnings Release

April 1, 2011

Noninterest expense. Noninterest expense increased by $3.0 million, or 9%, in 2010 as compared to 2009, primarily as a result of (i) a $1.4 million, or 57%, increase in FDIC deposit insurance premiums, (ii) a $757,000, or 17% increase in professional fees incurred in connection with the collection and foreclosure of non-performing loans, and (iii) a $539,000 or 24% increase in carrying costs and other expenses incurred in connection with other real estate owned, which more than offset reductions of $500,000, or 3%, in compensation expense and $131,000 or 16% in data processing expenses. In the fourth quarter of 2010, noninterest expense increased by $1.8 million, or 19%, as compared to the same quarter of 2009, due primarily to (i) a $898,000, or 165%, increase in the carrying costs of other real estate owned, due primarily to an increase in the number of properties we were able to acquire by or in lieu of foreclosure, (ii) a $773,000, or 169%, increase in FDIC deposit insurance premiums, and (iii) a $290,000, or 16%, increase in professional fees, which were partially offset by a $667,000, or 16% decrease in compensation expense. The reductions in compensation expense and data processing expenses during 2010 were primarily attributable to cost cutting measures that we initiated in February 2010 and which included a work force reduction, a freeze on salaries, elimination of a management bonus program for 2010 and the suspension of Company’s 401-K plan matching contributions. Due to the combination of these measures and the increases in revenue in 2010, our efficiency ratio (non-interest expense as a percentage of the sum of net interest income and noninterest income) improved to 92% in 2010 from 122% in 2009%, and to 113% in the fourth quarter of 2010 from 123% in the same quarter of 2009.

Reduction in the loss before income taxes. We incurred a pre-tax loss in 2010 of $5.0 million, as the sum of the provisions for loan losses and noninterest expense exceeded our revenues in 2010. However, due to the increase in our revenues and the reduction in the provisions made for possible loan losses in 2010, as compared to 2009, our pre-tax loss in 2010 declined by $24.6 million, or 83%, from a pre-tax loss of $29.6 million in 2009.

Provision for income taxes. We recorded income tax expense of $9.0 million in 2010, as compared to an income tax benefit of $12.3 million in 2009, due to a $9.0 million non-cash charge taken to increase the valuation allowance against our deferred tax asset in the quarter ended June 30, 2010. The deferred tax asset represents timing differences in the recognition of certain tax benefits for accounting and tax purposes, including the future income tax savings that were expected to be available to offset future taxable income. We decided to establish that valuation allowance primarily because it had become uncertain as to when and the extent to which we would be able to realize such tax savings in the future. If we are able to reduce some or all of the valuation allowance in the future, which will depend largely on the taxable income we are able to generate in future years, making it more likely, than not, that we will be able to realize such tax savings, then, we would be able to reduce our future tax liability up to the amount of any such savings.

Net Loss. Due primarily to the swing from a $12.3 million tax benefit in 2009 to a $9.0 million provision for income taxes in 2010, we recorded a net loss of $14.0 million, or $1.44 per diluted share in 2010. However, notwithstanding that negative swing in taxes, the net loss was $3.3 million, or 19%, lower in 2010 than the net loss in 2009.

Financial Condition

Regulatory Capital and Capital Ratios. The impact that the loss we incurred in 2010 would have had on our equity capital was substantially reduced by the $12,665,000 in proceeds from our private placement of our Series A 10% Cumulative Preferred Stock (the “Series A Shares”) which we commenced in November 2009 and completed in August 2010. As a result, our regulatory capital, on a consolidated basis, totaled $95.3 million, and the Bank’s regulatory capital totaled $91.3 million, at December 31, 2010, and, based on all three measures of capital adequacy under federal regulatory guidelines, at December 31, 2010 the Bank continued to be classified as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

As previously reported, effective August 31, 2010, the Company and the Bank entered into a Written Agreement with the Federal Reserve Bank of San Francisco (the “FRB Agreement”) and the Bank consented to the issuance of a Final Order by the California Department of Financial Institutions (the “DFI Order”). Among other things, the DFI Order required the Bank to increase the ratio of its adjusted tangible shareholders’ equity to its tangible assets to 9.0% by January 31, 2011, by raising additional capital, generating earnings or reducing the Bank’s tangible assets (subject to a 15% limitation on such a reduction) or a combination thereof. We were not, however able to raise

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PMBC Fiscal 2010 Earnings Release

April 1, 2011

the additional capital required to increase that ratio to 9.0% by January 31, 2011, despite concerted efforts on our part to do so. Nevertheless, the DFI has notified us that it will not take any action against the Bank at this time due to the inability to meet that capital requirement. We understand that this decision was based on the progress we have made since August 31, 2010 in increasing the Bank’s capital ratio, which was 7.6% at January 31, 2011, improvements in the Bank’s financial condition, including reductions in the Bank’s non-performing assets, and the Bank’s continued classification as a well-capitalized depository institution under federal regulatory capital guidelines.

We are continuing our efforts to raise additional capital to meet the capital requirements of the DFI Order. Among other things, we retained a nationally recognized investment banking firm to assist us in those efforts, we have engaged in substantive discussions with a number of institutional investors that have expressed an interest in making a capital investment in the Company and we are negotiations with some of them on the terms of such a capital investment. However, since our ability to raise additional capital is affected by market and other conditions outside of our control, we cannot predict if we will succeed in raising the required capital or the terms on which such capital would be available to us.

Loans. During the 12 months ended December 31, 2010, we reduced the volume of commercial loans and real estate construction loans in our loan portfolio in response to the sluggishness and continuing uncertainties regarding the strength of the economic and the continuing declines in the market values of real property. As a result, at December 31, 2010, gross loans totaled approximately $740 million, a decrease of $93 million, or 11%, as compared to nearly $833 million at December 31, 2009.

Deposits. Deposits declined by $144 million, or 15.0%, to $816 million at December, 31, 2010, from $960 million at December 31, 2009, primarily due to a decrease in time deposits of $114 million, or 18%, and a decrease in lower cost core deposits as a result of reductions in noninterest bearing demand deposits and interest bearing demand deposits of $40 million, or 22%, and $10 million, or 26%, respectively, partially offset by a $19 million, or 17% increase in savings and other interest bearing transaction deposits. Notwithstanding that decrease in core deposits, as a percentage of total deposits, core deposits increased to 37.7% at December 31, 2010, from 35.3% at December 31, 2009, while higher-cost time deposits decreased to 62.3% at December 31, 2010 from 64.7% at December 31, 2009.

Borrowings. During 2010 we used available case to reduce our Federal Home Loan Bank borrowings by $29.0 million, or 20.6%, to $112 million at December 31, 2010 from $141 million at December 31, 2009.

Asset Quality

The following table sets forth certain trends in the quality of the loan portfolio over the five quarters ended December, 31, 2010, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2010				2009
	December, 31,	September 30	June 30	March 31,	December, 31,
Total non-performing loans	$22,051	$43,939	$53,698	$44,793	$49,449
Total other real estate owned	33,170	21,459	19,701	11,231	10,712

Total non-performing assets	$55,221	$65,398	$73,399	$56,024	$60,161

Loans 90 days past due	$5,845	$26,042	$15,704	$20,693	$29,848
Loans 30 days past due	12,035	6,230	21,250	18,924	1,945

Total loans past due 30 days or more	$17,880	$32,272	$36,954	$39,617	$31,793

Allowance for loan losses	$18,101	$23,301	$23,307	$20,863	$20,345
Ratio of allowance to total loans	2.44%	3.06%	3.00%	2.57%	2.44%

As the above table indicates, total non-performing assets declined by $5.0 million to $55.2 million at December 31, 2010, from $60.2 million at December, 31, 2009, due primarily to a $27.3 million decline in non-performing loans over that 12 month period, partially offset by a $22.5 million increase in other real estate owned at December, 31, 2010, due primarily to our foreclosure of additional real properties that had collateralized non-performing loans, which we believe will enable us to reduce the volume of non-performing assets as and to the extent we are able to sell those properties in the future.

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PMBC Fiscal 2010 Earnings Release

April 1, 2011

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, another of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs, intentions and views about our future financial performance and our business and about trends in and our expectations regarding the markets in which we operate. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business and our markets are subject, our actual financial performance in the future and the future performance of our markets (which can affect both our financial performance and the market prices of our shares) may differ, possibly significantly, from our expectations and beliefs as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that the economic recovery will continue to be weak and sluggish, as a result of which we could incur additional credit losses that would adversely affect our results of operations and cause us to incur losses in 2011; uncertainties and risks with respect to the effects that our compliance with the FRB Agreement and DFI Order will have on our business and results of operations, including the risk that sales of equity securities by us to raise additional capital could be dilutive of our existing shareholders and the risk of potential future supervisory action against us or the Bank if we are unable to meet the requirements of the FRB Agreement or the DFI Order; the risk that continued weakness in the economy also could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2011; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economic recovery, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations will increase generally and more particularly as a result of the implementation of the recently enacted Dodd-Frank Consumer Protection and Financial Reform Act, which could increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities; and the risk that our re-entry in the wholesale mortgage banking business may cause us to incur additional operating expenses and may not prove to be profitable or may even cause us to incur losses.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended December 31, 2010, which we filed with the Securities and Exchange Commission on March 31, 2011. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release, or to make predictions about future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by applicable law or NASDAQ rules.

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PMBC Earnings Release

April 1, 2011

CONSOLIDATED RESULTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December, 31,			Fiscal Year Ended December, 31,
	2010	2009	Percent Change	2010	2009	Percent Change
Total interest income	$12,024	$12,830	(6.3)%	$50,919	$51,644	(1.4)%
Total interest expense	3,770	6,262	(39.8)%	18,081	29,883	(39.5)%

Net interest income	8,254	6,568	25.7%	32,838	21,761	50.9%
Provision for loan losses	800	9,840	(91.9)%	8,288	23,673	(65.0)%

Net interest income after provision for loan losses	7,454	(3,272)	327.8%	24,550	(1,912)	1,384.0%
Non-interest income
Service charges & fees on deposits	277	385	(28.1)%	1,207	1,486	(18.8)%
Mortgage banking (including net gains on sales of loans held for sale)	998	310	221.9%	3,741	917	308.0%
Net gains on sales of securities available for sale	113	—	N/M	1,530	2,308	(33.7)%
Other than temporary impairment of securities	—	(42)	N/M	(286)	(125)	128.8%
Net loss on sale of other real estate owned	—	73	N/M	(64)	(72)	(11.1)%
Other non-interest income	41	206	(80.1)%	643	1,008	(36.2)%

Total non-interest income	1,429	932	53.3%	6,771	5,522	22.6%
Non-interest expense
Salaries & employee benefits	3,598	4,265	(15.6)%	15,345	15,845	(3.2)%
Occupancy and equipment	973	1,075	(9.5)%	3,945	3,981	(0.9)%
Professional fees	2,095	1,805	16.1%	5,302	4,545	16.7%
Other real estate owned expense	1,442	544	165.1%	2,772	2,233	24.1%
FDIC expense	1,231	458	168.8%	3,753	2,391	57.0%
Other non-interest expense	1,617	1,061	52.4%	5,200	4,256	22.2%

Total non-interest expense	10,956	9,208	19.0%	36,317	33,251	9.2%

Loss before income taxes	(2,073)	(11,548)	(82.0)%	(4,996)	(29,641)	(83.1)%
Income tax provision (benefit)	(101)	(4,787)	(97.9)%	8,958	(12,333)	(172.6)%

Net loss	$(1,972)	$(6,761)	(70.8)%	$(13,954)	$(17,308)	(19.4)%

Cumulative undeclared dividends on preferred stock	(319)	(61)	423.0%	(1,075)	(61)	N/M

Net loss allocable to common stockholders	$(2,291)	$(6,822)	(66.4)%	$(15,029)	$(17,369)	(13.5)%

Net loss per common share
Basic	$(0.22)	$(0.66)	(66.7)%	$(1.44)	$(1.66)	(13.3)%
Diluted	$(0.22)	$(0.66)	(66.7)%	$(1.44)	$(1.66)	(13.3)%

Weighted average number of shares outstanding
Basic	10,434,665	10,434,665		10,434,665	10,434,665
Diluted	10,434,665	10,434,665		10,434,665	10,434,665

Ratios:(1)
ROA	(0.71)%	(2.34)%		(1.20)%	(1.45)%
ROE	(11.46)%	(8.17)%		(19.26)%	(20.13)%
Net interest margin	3.07%	2.33%		2.92%	1.90%
Efficiency ratio	113.15%	122.77%		91.69%	121.87%

(1)	Except for the efficiency ratio, the ratios and net interest margin for the three and fiscal year ended December, 31, 2010 and 2009 have been annualized.

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PMBC Earnings Release

March 31, 2011

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	December, 31,		Increase/ (Decrease)
	2010	2009
ASSETS
Cash and due from banks	$7,306	$13,866	(47.3)%
Interest bearing deposits with financial institutions (1)	25,372	127,785	(80.1)%
Interest bearing time deposits	2,078	9,800	(78.8)%
Investments (including stock)	191,121	184,305	3.7%
Loans held for sale, at lower of cost or market	12,469	7,572	64.7%
Core loans, net	722,210	813,194	(11.2)%
OREO	33,170	10,712	209.7%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	21,462	32,720	(34.4)%

Total Assets	$1,015,870	$1,200,636	(15.4)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$144,079	$183,789	(21.6)%
Interest bearing deposits
Interest checking	29,765	40,238	(26.0)%
Savings/money market	134,183	114,730	17.0%
Certificates of deposit	508,199	621,681	(18.3)%

Total interest bearing deposits	672,147	776,649	(13.5)%

Total deposits	816,226	960,438	(15.0)%
Borrowings	112,000	141,003	(20.6)%
Other liabilities	6,701	7,196	(6.9)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	952,454	1,126,164	(15.4)%
Shareholders’ equity	63,416	74,472	(14.8)%

Total Liabilities and Shareholders’ Equity	$1,015,870	$1,200,636	(15.4)%

Tangible book value per share(2)	$5.55	$6.71	(17.3)%

Shares outstanding	10,434,665	10,434,665	—

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.
(2)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Fiscal year Ended December, 31,
Average Balances (in thousands)	2010	2009
Average gross loans (*)	$786,577	$838,063
Average loans held for sale(*)	$15,036	$6,048
Average earning assets	$1,125,274	$1,147,823
Average assets	$1,162,036	$1,186,524
Average equity	$72,440	$84,975
Average interest bearing deposits	$787,398	$731,604

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At December, 31,
Credit Quality Data (dollars in thousands)	2010	2009
Total non-performing loans	$22,051	$49,449
Other real estate owned	33,170	10,712

Total non-performing assets	$55,221	$60,161

Net charge-offs year-to-date	$10,532	$18,781
90-day past due loans	$5,845	$29,848
Allowance for loan losses	$18,101	$20,345
Allowance for loan losses /gross loans (excl. loans held for sale)	2.44%	2.44%
Allowance for loan losses /total assets	1.78%	1.69%

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